EXHIBIT 99.1

Gateway Financial Holdings Headquarters to Move to The Town Center of Virginia Beach

Holding Company Will Relocate From Temporary Offices At Hilltop to Town Center

VIRGINIA BEACH, Va., March 27, 2008 (PRIME NEWSWIRE) -- Gateway Financial Holdings, Inc. (Nasdaq:GBTS) is driving its stake further into the ground in the Virginia Beach market by establishing the holding company's permanent headquarters at The Town Center of Virginia Beach, announced D. Ben Berry, chairman, president and CEO for Gateway Financial, the holding company for Gateway Bank. Currently, Gateway Financial Holdings, Inc. is temporarily housed in Gateway Bank's financial center on Laskin Road at Hilltop in Virginia Beach. Gateway Financial Holdings investigated a number of Mid-Atlantic locations in North Carolina and Virginia for its headquarters, and ultimately selected the City of Virginia Beach.

The Gateway Bank name will grace the skyline of Virginia Beach atop the newest tower in Phase IV of The Town Center of Virginia Beach. Leasing 50,000 square feet on two floors of the building, as well as 4,000 square feet for a financial center on the ground floor, Gateway received naming rights for the prominent building, which will be called the Gateway Bank Tower.

"This is an exciting time for our company," said Berry. "The Town Center of Virginia Beach is the heart of Virginia Beach's business district and I cannot think of a better place for us to be. Gateway Bank has fourteen financial centers in southeastern Virginia and seven of those are in Virginia Beach. We believe in this city-its future and its people. It is one of the strongest markets in this state and in the country. We can't wait to move into this impressive new building, further establishing our presence in Virginia Beach and southeastern Virginia."

On the announcement, Virginia Beach Mayor Meyera E. Oberndorf said, "On behalf of the people of Virginia Beach, we are pleased that Gateway has chosen The Town Center of Virginia Beach as the headquarters for its holding company. This adds to the number of corporate headquarters that now call Virginia Beach home. The announcement that Gateway will anchor the new tower in Town Center is wonderful news, and it represents a financial commitment to our city as well as new jobs. We are proud to call Gateway a corporate citizen of Virginia Beach."

The 22-story Gateway Bank Tower, as proposed, will feature first floor retail space; an 8-level, 250,000 square foot structured parking garage that will be free to the public; 12 floors of Class A office space; and, an attached 4-story Class A office building. Total retail and office space will comprise over 350,000 square feet. Plans call for groundbreaking to occur during the fourth quarter of 2008 and for the building to be ready for occupancy during the fourth quarter of 2010.

Lou Haddad, president and CEO of Armada Hoffler, one of the nation's premier commercial real estate and construction companies and the developer of The Town Center of Virginia Beach, said, "The addition of the Gateway Bank Tower will further distinguish Town Center as a top-tier business destination."

The Gateway Bank Tower will be the third high-rise in The Town Center of Virginia Beach complex, following the Armada Hoffler Tower at 23 floors and the Westin Virginia Beach Town Center Hotel and Residences at 40 floors, the tallest building in the Commonwealth of Virginia.

About Gateway Financial Holdings, Inc. (www.gwfh.com):

Gateway Financial Holdings, Inc. is the parent company of Gateway Bank & Trust Co., a regional community bank with thirty-five full-service financial centers -- twenty in Virginia: Virginia Beach (7), Richmond (6), Chesapeake (3), Emporia (2), Suffolk and Norfolk; and fifteen in North Carolina: Chapel Hill, Elizabeth City (3), Edenton, Kitty Hawk (2), Raleigh (3), Moyock, Nags Head, Plymouth, Roper, and Wilmington. The Bank provides insurance through its Gateway Insurance Services, Inc. subsidiary, brokerage services through its Gateway Investment Services, Inc. subsidiary, mortgage banking services through its Gateway Bank Mortgage, Inc. subsidiary, and title insurance services through its Gateway Title Agency, Inc. subsidiary. The common stock of the Corporation is traded on the Nasdaq Global Select Market under the symbol GBTS. For further information, visit the Corporation's web site at www.gwfh.com.

About Armada Hoffler (www.armadahoffler.com):

Armada Hoffler is one of the nation's premier commercial real estate and construction companies specializing in the development, construction and ownership of quality, institutional-grade real estate located in primary markets throughout the U.S. Its projects include a diverse range of property types, from neighborhood grocery-anchored retail centers to build-to-suit and conventional office buildings to town centers, apartments, and five-star hotels. Armada Hoffler primarily develops and builds projects for its own account through both public and private joint ventures, as well as for a select list of quality third-party clients.

Over the past 29 years, Armada Hoffler has developed and built more than 24.6 million square feet of commercial real estate with a market value in excess of $3.1 billion. Today it has projects valued above $1.2 billion under development and construction throughout the Eastern U.S. Armada Hoffler's current ownership and management portfolio consists of more than 5.5 million square feet of real estate with a market value in excess of $900 million.

About The City of Virginia Beach (www.yesvirginiabeach.com):

The mission of the City of Virginia Beach Department of Economic Development is to create new job opportunities and expand the tax base of the City. The City of Virginia Beach has a population of 440,908 and leads Virginia in population size. It is also the 42nd largest city in the United States in terms of population. Virginia Beach has been recognized as having one of the best economic development groups in the nation by Site Selection magazine. In 2006, Virginia Beach was named one of the ten best big cities in America by Money magazine.

CONTACT: Gateway Financial Holdings, Inc.
         D. Ben Berry, Chairman, President, and CEO
           (757) 422-8004
         For Picture Renderings:
         Sarah Ahlstrand
           (252) 331-4011

         Armada Hoffler
         Danya P. Bushey, Director of Marketing & Public Relations
         (757) 366-6638

         The City of Virginia Beach
         Warren D. Harris, Director of Economic Development
         (757) 385-6464